Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 28, 2022, except as to Notes 1A, 1T, 2, 7, 13, 15, 17, and 18, as to which the date is August 2, 2022, with respect to the consolidated financial statements of Leonardo DRS, Inc., incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia
November 28, 2022